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                                                                    EXHIBIT 99.1


[CARDIAC PATHWAYS CORPORATION LOGO]




For further information, contact:

Thomas M. Prescott, President & CEO
Eldon M. Bullington, Chief Financial Officer
Cardiac Pathways Corporation
408-737-0505 (phone)
408-737-1700 (fax)

FOR IMMEDIATE RELEASE

                        CARDIAC PATHWAYS REPORTS RESULTS
               FOR THIRD FISCAL QUARTER 2001; SALES INCREASE 119%, CHILLI CATHETER REVENUES INCREASE 105% OVER Q3 `00

SUNNYVALE, CA., APRIL 25, 2001 - Cardiac Pathways Corporation (NASDAQ: CPWY), today reported results for its third fiscal quarter and nine months ended March 31, 2001.

Sales for the third quarter of fiscal 2001 increased 119% to $3,311,000 compared to $1,511,000 for the third quarter of fiscal 2000. Sales growth included a 105% increase in worldwide Chilli(R) Cooled Ablation Catheters. The Company recorded a net loss for the third quarter of fiscal 2001 of $3,308,000, compared to a net loss of $5,817,000 in the third quarter of fiscal 2000. Losses incurred in the third quarter of fiscal 2000 include $2,000,000 of product introduction costs, severance, settlement of disputed fees and other non-recurring charges. Net loss applicable to common stockholders for the third quarter of fiscal 2001 was $4,057,000 or $0.45 per share compared to a net loss of $6,697,000 or $3.29 per share for the third quarter of fiscal 2000. Net loss applicable to common stockholders for the quarters ended March 31, 2001 and March 31, 2000 reflect the accrual of dividends related to Series B preferred stock. On a proforma basis, the loss per share assuming the Series B preferred stock was converted to equivalent shares of common stock at the end of the period would be $0.27 per share for the third quarter of fiscal 2001 and $0.79 per share for the third quarter of fiscal 2000.

"We are pleased with our growth during the quarter, particularly our U.S. operations," stated Thomas M. Prescott, President and CEO. "U.S. sales more than doubled compared to the third quarter last year. U.S. Chilli Cooled Ablation Catheter revenues nearly doubled over last year while our Chilli account base expanded to 133, further demonstrating the increasing utility of cooled ablation technology."



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"We are also very pleased by the progress made in establishing our Realtime
Position Management (RPM) Tracking System as an essential technology for advanced mapping, localization and catheter navigation. We commercially launched the RPM platform only three quarters ago and now have 32 systems installed. Physicians utilizing the RPM system have provided positive feedback regarding superior catheter navigation features, the ability to precisely return to key sites of interest and most importantly, significant reduction in procedure times," concluded Prescott.

Cardiac Pathways was recently issued a key U.S. patent related to the RPM Tracking System. The patent titled "System for Electrode Localization Using Ultrasound" is the first patent issued to the Company related to the RPM technology. Additional patents related to the technology are pending. The RPM Tracking System received U.S. FDA clearance and CE Mark in Europe in March and April 2000. The RPM Tracking System allows physicians to view both therapeutic and diagnostic catheters in three dimensions and realtime, offering the potential for reduction in procedure times.

Sales for the nine months ended March 31, 2001 were $9,595,000 compared to $4,755,000 for the first nine months of fiscal 2000. Net loss was $9,873,000 for the nine months ended March 31, 2001 with a net loss applicable to common shareholders of $12,128,000 or $2.34 per share compared to a net loss of $12,250,000 with a net loss applicable to common shareholders of $15,630,000 or $7.74 per share for the first nine months of fiscal 2000. Net loss applicable to common stockholders for the nine months ended March 31, 2001 and March 31, 2000 reflect the accrual of dividends related to the outstanding issuance of Series B preferred stock. On a proforma basis, the loss per share with Series B preferred stock converted to equivalent shares of common stock at the end of the period would be $1.09 per share for the nine months ended March 31, 2001 and $1.85 per share for the nine months ended March 31, 2000.

During the fourth quarter of fiscal 2000, one of the Series B preferred stockholders converted their shares of Series B preferred stock (5,000 shares) to common stock (1,000,000 shares). In December 2000, the Company issued 5,858,823 shares of common stock in conjunction with a common stock financing yielding aggregate net proceeds to the Company of approximately $22.8 million. Immediately thereafter, the Company filed a Form S-3 Registration Statement with the Securities and Exchange Commission (SEC) to register for resale the shares, on behalf of the participants, in the common stock financing. The registration statement was declared effective by the SEC in February 2001.

PREFERRED STOCK AND COMPLIANCE WITH NASDAQ NATIONAL MARKET CONTINUED LISTING REQUIREMENTS

During the third quarter of fiscal 2001, the Company was advised that the incremental dividend, redemption and liquidation preference features of the Series B preferred stock cause a presumption that the stock is mandatorily redeemable for financial reporting purposes. In response, the Company restated its financial statements for the year ended June 30, 2000 and for the subsequent interim periods to exclude the Series B preferred stock from total stockholders' equity. As a result of this reclassification, the Company has fallen out of compliance with the $4 million net tangible assets continued listing requirement of the Nasdaq National Market. The Company has advised Nasdaq of



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its plan and timetable for regaining compliance with the continued listing requirements. The Company has until May 21, 2001 to comply with the continued listing requirements.

Since January 2001, the Company has been working with counsel, its independent auditors and the SEC to determine how to modify the terms of the Series B preferred stock to ensure that the stock is no longer characterized as mandatorily redeemable under generally accepted accounting principles. Once the Company has defined the appropriate modifications acceptable to the accounting authorities and determined if the Series B preferred stockholders are amenable to the revised terms, the Company will reclassify the Series B preferred stock back to stockholders' equity. Once reclassified, the Company should regain compliance with the Nasdaq National Market continued listing requirements.

If the Company is unable to modify the terms of the Series B preferred stock in a manner acceptable to the accounting authorities and the Series B preferred stockholders, the Company may not be able to reclassify the Series B preferred stock as stockholders' equity. Absent reclassification, the Company may continue to fail the $4 million net tangible assets continued listing requirement of the Nasdaq National Market and, as a result, our common stock may be delisted.

In addition, on April 24, 2001, the staff of the Nasdaq National Market advised the Company that, based upon out of date publically available information, it has failed to maintain a minimum market value of public float of $5 million over the last 30 consecutive trading days. The Company has until July 23, 2001 to comply with the $5 million public float requirement. The Company believes that it currently complies with Nasdaq's public float requirements, and intends to provide updated information to Nasdaq which demonstrates compliance.

This release and statements by Thomas M. Prescott contain certain forward-looking statements that involve a number of risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including actions relating to regulatory matters, the extent to which the Company's products (including the Chilli product line and RPM Tracking System) gain market acceptance, the costs and timing of expansion of product development, manufacturing, marketing and sales activities, general economic conditions, competitive developments, the Company's ability to obtain patents for the additional patents pending and the characterization of the Series B preferred stock for financial accounting purposes. Further information on potential factors that may impact future operations are included in the Company's form 10-K/A for the year ended June 30, 2000 and subsequent quarterly reports in Form 10-Q filed with the Securities and Exchange Commission, and available through www.sec.gov.

EARNINGS RELEASE CONFERENCE CALL

Cardiac Pathways will hold an earnings release conference call at 7:00 A.M. Pacific Daylight Time; 10:00 A.M. Eastern Daylight Time on April 26, 2001. The conference call will be accessible via dial-in at 1-888-833-1394 and the audio can be heard live via www.streetfusion.com. Audio for the conference call will be archived and accessible through June 9, 2001 at www.streetfusion.com and the Cardiac Pathways web site www.cardiac.com.



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ABOUT CARDIAC PATHWAYS

Cardiac Pathways develops, manufactures and markets minimally invasive systems to diagnose and treat cardiac tachyarrhythmias (abnormally rapid heart rhythms). The Company is a pioneer and leader in the development of complete integrated mapping and ablation systems for the diagnosis and treatment of heart rhythm disturbances.


                          CARDIAC PATHWAYS CORPORATION
                   Consolidated Statement of Operations Data

                                                        Three months ended            Nine months ended
(Amounts in thousands/except per share data)                  March 31,                    March 31,
                                                      -----------------------       -----------------------
                                                        2001          2000(1)         2001          2000
                                                      --------       --------       --------       --------
                                                            (unaudited)                   (unaudited)
Net sales ......................................      $  3,311       $  1,511       $  9,595       $  4,755
Cost of goods sold .............................         2,558          1,904          7,631          4,832
                                                      --------       --------       --------       --------
   Gross margin ................................           753           (393)         1,964            (77)
Operating expenses:
   Research and development ....................         1,453          1,713          3,595          5,365
   Selling, general and administrative .........         2,910          3,643          8,832          7,337
                                                      --------       --------       --------       --------
           Total operating expenses ............         4,363          5,356         12,427         12,702
                                                      --------       --------       --------       --------
Loss from operations ...........................        (3,610)        (5,749)       (10,463)       (12,779)
Other income, net ..............................           302            (68)           590            529
                                                      --------       --------       --------       --------
Net loss .......................................        (3,308)        (5,817)        (9,873)       (12,250)
Preferred stock dividend .......................           749            880          2,255          2,420
Beneficial conversion feature related to the
  issuance of the Series B preferred stock .....          --             --             --              960
                                                      --------       --------       --------       --------
Net loss applicable to common stockholders .....      $ (4,057)      $ (6,697)      $(12,128)      $(15,630)
                                                      ========       ========       ========       ========
Net loss per share - basic and diluted .........      ($  0.45)      ($  3.29)      ($  2.34)      ($  7.74)
                                                      ========       ========       ========       ========
Shares used in computing
    net loss per share - basic and diluted .....         9,002          2,033          5,183          2,020
                                                      ========       ========       ========       ========

                            CONSOLIDATED BALANCE SHEET DATA

                                                March 31,       June 30,
                                                ------------------------
                                                  2001           2000(2)
                                                --------       ---------
                                                     (unaudited)
Cash and short term investments ............    $ 24,666       $ 12,625
Working capital ............................      23,975         12,173
Total assets ...............................      35,708         21,765
Long-term obligations ......................       6,849          4,900
Redeemable Convertible Preferred Stock .....      26,828         26,828
Stockholders' deficit ......................      (3,094)       (13,980)

Results for the three and the nine months ended March 31, 2001 reflect the accrual of dividends related to the Series B Convertible Preferred Stock. Results for nine months ended March 31, 2000 reflect the discount or beneficial conversion feature related to the issuance of the Series B Convertible Preferred Stock as well as the accrual of dividends related to the Series B Convertible Preferred Stock.

(1) Net loss incurred in the third quarter of fiscal 2000 included $2M of product introduction costs, severance, settlement of disputed fees and other non-recurring charges.

(2)  Derived from audited financial statements - As restated.





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